Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-276222, 333-265046, 333-233862, 333-228957, and 333-202442 on Form S-8 of our reports dated February 18, 2026, relating to the consolidated financial statements of The Andersons, Inc. and subsidiaries (the "Company") and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of The Andersons, Inc. for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP
Cleveland, Ohio
February 18, 2026